For Further Information: Michael W. McCarthy Director — Investor Relations & Corporate Communications Office: (978) 262-2459 michael.mccarthy@brooks.com
Press Release

For Immediate Release
May 21, 2008
Brooks Automation Appoints Timothy S. Mathews
to the Position of Corporate Controller & Principal Accounting Officer
CHELMSFORD, Mass, May 21, 2008 — Brooks Automation Inc. (NASDAQ: BRKS) today announced the appointment of Timothy S. Mathews as Vice President, Corporate Controller and Principal Accounting Officer, effective immediately. He will have responsibility for the daily operations of Brooks’ accounting and finance functions, including: external and internal financial reporting; internal controls design and operation; budgeting and forecasting. He will report to Martin S. Headley, Executive Vice President and Chief Financial Officer.
In commenting on the appointment, Mr. Headley focused on Mr. Mathews’ extensive experience in managing successful finance departments. “Tim has held a variety of senior roles where he has led the finance departments of both private and public companies. He has excellent insights into many of the areas that are most crucial to Brooks, including budgeting & forecasting, compliance, and governance. I expect him to be a major contributor in helping Brooks to further improve its financial performance. The entire Brooks organization will benefit greatly from his becoming a part of our team.”
Mr. Mathews is a Certified Public Accountant. He holds a Bachelors of Science degree in Accounting and Masters of Science degree in Taxation, both from Bentley College.
# # #
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information see www.brooks.com.
08-11
Brooks Automation, Inc. t 15 Elizabeth Drive t Chelmsford, Massachusetts 01824 t (978)262-2400 t www.brooks.com